                                                                    EXHIBIT 11.1

                             CV THERAPEUTICS, INC.

                       COMPUTATION OF NET LOSS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
Net loss......................................................................  $  (10,365) $  (16,724) $  (11,367)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Historical:
  Weighted average common stock outstanding:..................................       1,054         335         248
    Shares related to Staff Accounting Bulletins Nos. 55, 64 and 83:
      Stock options...........................................................         255         340         340
      Warrants................................................................         597         965         965
                                                                                ----------  ----------  ----------
Total shares used in calculating net loss per share...........................       1,906       1,640       1,553
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Net loss per share............................................................  $    (5.44) $   (10.20) $    (7.32)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Pro forma:
  Shares used in calculating net loss per share (per above)...................       1,906       1,640
  Preferred Stock if-converted:...............................................       2,693       2,221
                                                                                ----------  ----------
Total shares used in calculating pro forma net loss per share.................       4,599       3,861
                                                                                ----------  ----------
                                                                                ----------  ----------
Pro forma net loss per share..................................................  $    (2.25) $    (4.33)
                                                                                ----------  ----------
                                                                                ----------  ----------